Exhibit 5.1

Seaport West
155 Seaport Boulevard
Boston, MA 02210-2600

617 832 1000 main
617 832 7000 fax
April 16, 2010
Inverness Medical Innovations, Inc.
51 Sawyer Road
Suite 200
Waltham, MA 02453

Re:	7.875% Senior Notes due 2016
Ladies and Gentlemen:
     We have reviewed the registration statement on Form S-4 (the “Registration Statement”) being filed by Inverness Medical Innovations, Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (the “Subsidiary Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer (the “Exchange Offer”) to exchange up to $100 million aggregate principal amount of the Company’s 7.875% Senior Notes due 2016 (the “New Notes”), together with guarantees of the New Notes by the Subsidiary Guarantors (the “New Guarantees”), for a like amount of the Company’s existing 7.875% Senior Notes due 2016 issued on September 28, 2009 (the “Old Notes”), together with the guarantees of the Old Notes by the Subsidiary Guarantors. The term “Securities” as used herein means, collectively, the New Notes and the New Guarantees. The Securities will be issued pursuant to the indenture dated as of August 11, 2009 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by supplemental indentures dated as of August 11, 2009, September 22, 2009, November 25, 2009, February 1, 2010, March 1, 2010 and March 19, 2010 by and among the Company, the Subsidiary Guarantors named in each such supplemental indenture and the Trustee (the Base Indenture, as so amended and supplemented, the “Indenture”), as contemplated by the Registration Rights Agreement dated as of September 28, 2009 by and among the Company, the Subsidiary Guarantors named therein and Jefferies & Company, Inc., Goldman, Sachs & Co., and Wells Fargo Securities, LLC, as the initial purchasers.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the amended and restated certificate of incorporation of the Company, as amended to the date hereof and on file with the Secretary of State of the State of Delaware, (ii) the certificate of incorporation, articles of organization, certificate of formation or other organizational documents of each Subsidiary Guarantor (as applicable) incorporated, organized or formed in the State of Delaware, The Commonwealth

Inverness Medical Innovations, Inc.
April 16, 2010

of Massachusetts or the State of New York (each, an “Identified Subsidiary Guarantor”), in each case as amended to the date hereof and on file with the Secretary of State of the State of Delaware, The Commonwealth of Massachusetts or the State of New York (as applicable), (iii) the amended and restated by-laws of the Company, as amended to the date hereof, (iv) the by-laws or limited liability company agreement (as applicable) of each Identified Subsidiary Guarantor, in each case as amended to the date hereof, (v) the Registration Statement, including the form of prospectus included therein and the documents and information incorporated by reference therein, (vi) the Indenture, (vii) the form of the New Notes, (viii) the Form T-1 of the Trustee being filed with the Commission with respect to the transaction, (ix) such records of the corporate or limited liability company proceedings of the Company and the Identified Subsidiary Guarantors as we have deemed material, and (x) such other certificates, receipts, records and documents as we have deemed necessary or appropriate for purposes of this opinion.
     We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives, and other information, of the Company and the Subsidiary Guarantors and others. We have not independently verified such factual matters.
     Our opinion expressed below is qualified to the extent that (i) the validity, binding effect or enforceability of any provision of any instrument or document or any rights or remedies granted thereunder may be subject to or affected or limited by (A) any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar law relating to or affecting the rights and remedies of creditors generally which may be in effect from time to time (including, without limitation, Sections 547 and 548 of the United States Bankruptcy Code and Article 10 of the New York Debtor and Creditor Law) or (B) principles of public policy, (ii) the remedy of specific performance or injunctive relief or any other equitable remedy may be unavailable in any jurisdiction or may be withheld as a matter of judicial discretion and (iii) equitable principles (including, but not limited to, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought) may be applied in construing or enforcing any of the provisions of any instrument or document. We express no opinion with respect to the anti-fraud provisions of United States federal securities laws or with respect to state securities or Blue Sky laws.
     We are opining herein only as to (i) the federal laws of the United States, (ii) the internal laws of the State of New York, (iii) the internal laws of The Commonwealth of Massachusetts and (iv) the Delaware General Corporation Law and the Delaware Limited

Inverness Medical Innovations, Inc.
April 16, 2010

Liability Company Act (including the applicable provisions of the Delaware Constitution and reported Delaware judicial decisions interpreting such laws and such provisions), and we express no opinion with respect to the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state. In rendering this opinion letter, with your approval and to the extent that the laws of the following states are relevant, we are relying (without any independent verification or investigation), with respect to the laws of each such state, upon an opinion letter of the law firm named in the parentheses after such state, in each case in such law firm’s capacity as special counsel to such Subsidiary Guarantors as are incorporated, organized or formed in such state, addressed to the Company and to us and of even date herewith, with respect to the matters addressed therein: California (Perkins Coie LLP); Florida (Greenberg Traurig P.A.); Georgia (Greenberg Traurig LLP); Louisiana (Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.); North Carolina (Troutman Sanders LLP); Oklahoma (Crowe & Dunlevy, A Professional Corporation); Virginia (Venable LLP); and Washington (Perkins Coie LLP).
     On the basis of, and subject to, the foregoing, we are of the opinion that when the New Notes (in the form examined by us) have been duly executed by or on behalf of the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the purchasers thereof against payment of the consideration therefor in accordance with the terms of the Exchange Offer, the New Notes will constitute binding obligations of the Company and each New Guarantee will constitute the binding obligation of the applicable Subsidiary Guarantor.
     This opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement and any and all required post-effective amendments thereto are effective.
     This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.
     This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

Inverness Medical Innovations, Inc.
April 16, 2010

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus included therein under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, FOLEY HOAG LLP
By:	/s/ John D. Patterson
A partner

Schedule I
Subsidiary Guarantors

Name		State of Incorporation or Formation

1.	Alere Health Improvement Company	Delaware
2.	Alere Health Systems, Inc.	Delaware
3.	Alere Healthcare of Illinois, Inc.	Georgia
4.	Alere Health, LLC	Delaware
5.	Alere International Holding Corp.	Delaware
6.	Alere Medical, Inc.	California
7.	Alere NewCo, Inc.	Delaware
8.	Alere NewCo II, Inc.	Delaware
9.	Alere US Holdings, LLC	Delaware
10.	Alere Wellology, Inc.	Delaware
11.	Alere Women’s and Children’s Health, LLC	Delaware
12.	Ameditech Inc.	California
13.	Applied Biotech, Inc.	California
14.	Binax, Inc.	Delaware
15.	Biosite Incorporated	Delaware
16.	Cholestech Corporation	Delaware
17.	First Check Diagnostics Corp.	Delaware
18.	First Check Ecom, Inc.	Massachusetts
19.	Free & Clear, Inc.	Delaware
20.	Genecare Medical Genetics Center, Inc.	North Carolina
21.	Hemosense, Inc.	Delaware
22.	Innovacon, Inc.	Delaware
23.	Instant Technologies, Inc.	Virginia
24.	Inverness Medical — Biostar Inc.	Delaware
25.	Inverness Medical Innovations North America, Inc.	Delaware
26.	Inverness Medical, LLC	Delaware
27.	Ischemia Technologies, Inc.	Delaware
28.	IVC Industries, Inc.	Delaware
29.	Kroll Laboratory Specialists, Inc.	Louisiana
30.	Laboratory Specialists of America, Inc.	Oklahoma
31.	Matria of New York, Inc.	New York
32.	Matritech, Inc.	Delaware
33.	New Binax, Inc.	Delaware
34.	New Biosite Incorporated	Delaware
35.	Ostex International, Inc.	Washington
36.	Quality Assured Services, Inc.	Florida
37.	Redwood Toxicology Laboratory, Inc.	California
38.	RMD Networks, Inc.	Delaware
39.	RTL Holdings, Inc.	Delaware
40.	Scientific Testing Laboratories, Inc.	Virginia
41.	Selfcare Technology, Inc.	Delaware
42.	Tapestry Medical, Inc.	Delaware
43.	Wampole Laboratories, LLC	Delaware
44.	ZyCare, Inc.	North Carolina